Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact

American Community Bancshares, Inc.

Mr. Randy P. Helton, President and CEO

Phone: 704-225-8444

AMERICAN COMMUNITY BANCSHARES, INC. ANNOUNCES

RESULTS FOR THE QUARTER ENDED MARCH 31, 2007

April 25, 2007. Charlotte, North Carolina: American Community Bancshares, Inc. (NASDAQ Global Market: ACBA), the holding company for American Community Bank, announced unaudited earnings remained essentially flat for the three months ended March 31, 2007 as compared to unaudited earnings for the same period of 2006. Unaudited earnings as of March 31, 2007 were $1,287,000, a decrease of $20,000 or 1.5% from unaudited earnings at March 31, 2006. Unaudited net interest income for the quarter increased to $4.8 million from $4.5 million for the same period in 2006, an increase of 5.9%. The Company’s net interest margin experienced a slight compression to 4.38% for the quarter ended March 31, 2007 as compared to 4.44% for the quarter ended March 31, 2006. The Company reported unaudited non-interest income of $807,000 for the quarter ended March 31, 2007, a decrease of approximately 2.4% over the comparable period in 2006. In addition, operating expenses increased $378,000 or 12.5% from $3.0 million for the quarter ended March 31, 2006 to $3.4 million for the quarter ended March 31, 2007 primarily as a result of an increase in professional fees, compensation expense associated with an increase in employee headcount, and the $76,000 other than temporary impairment write-down of the carrying value of a non-marketable equity investment.

Total assets as of March 31, 2007 were $489.0 million, compared to $459.8 million at March 31, 2006, an increase of $29.2 million or 6.4%. The Company also experienced similar gains in loans and deposits. Total loans were $369.9 million, an increase of $23.9 million or 6.9%, over the $346.0 million reported at March 31, 2006. Total deposits were $396.0 million, an increase of $29.4 million or 8.0% over first quarter 2006 deposits of $366.6 million.

The allowance for loan losses increased to 1.46% of total loans at March 31, 2007 compared to 1.29% at March 31, 2006 primarily as a result of the increase in non-performing assets associated with the previously disclosed lease portfolio issues. Non-performing loans totaled $1,527,000 or 0.41% of loans at March 31, 2007 compared to $1,079,000 or 0.31% of loans at March 31, 2006. Non-performing assets (which includes non-performing loans, foreclosed real estate and repossessed assets) totaled $1,579,000 at March 31, 2007 and represented 0.32% of total assets compared to $1,234,000 or 0.27% of total assets at March 31, 2006, a $345,000 or a 28.0% increase. However, when compared to December 31, 2006, non-performing loans at March 31, 2007 decreased $282,000 or 15.6% and non-performing assets decreased $431,000 or 21.4%.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with nine North Carolina offices located in the fast growing Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ Global market under the symbol “ACBA”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.

American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet

	March 31, 2007	December 31, 2006 (a)	September 30, 2006	June 30, 2006	March 31, 2006
Assets
Cash and due from banks	$17,977	$19,950	$15,268	$16,057	$13,646
Interest-earning deposits with banks	14,381	17,295	11,357	326	10,087
Investment securities	59,946	65,192	66,239	65,309	62,842

Loans	375,395	370,431	368,020	357,134	350,516
Allowance for loan losses	(5,472)	(5,628)	(5,987)	(5,041)	(4,528)

Net loans	369,923	364,803	362,033	352,093	345,988

Accrued interest receivable	2,751	2,938	2,811	2,576	2,527
Bank premises and equipment	9,046	9,105	9,286	9,328	9,467
Foreclosed real estate	25	195	283	258	91
Non-marketable equity securities at cost	1,819	1,879	2,187	2,062	2,062
Goodwill	9,838	9,838	9,838	9,838	9,838
Other assets	3,302	3,463	4,112	2,925	3,294

Total assets	$489,008	$494,658	$483,414	$460,772	$459,842

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$62,414	$61,735	$58,806	$56,125	$57,276
Interest bearing	333,576	339,402	327,758	305,268	309,302

Total deposits	395,990	401,137	386,564	361,393	366,578

Borrowings	34,934	37,085	41,556	46,116	39,885
Accrued expenses and other liabilities	1,797	1,368	1,480	659	1,761

Total liabilities	432,721	439,590	429,600	408,168	408,224

Total stockholders’ equity	56,287	55,068	53,814	52,604	51,618

Total liabilities and stockholders’ equity	$489,008	$494,658	$483,414	$460,772	$459,842

Ending shares outstanding	7,020,343	7,008,081	6,963,663	6,921,554	6,853,240

Book value per share	8.02	7.86	7.73	7.60	7.53
Average Balances:
Loans	$369,191	$360,877	$361,216	$351,815	$338,525
Earning assets	444,022	450,244	436,391	419,346	414,294
Total assets	487,791	491,385	474,706	457,689	446,991
Interest-bearing deposits	331,231	332,523	312,189	296,171	296,171
Stockholders’ equity	55,752	54,599	53,364	52,163	51,457

(a)	Derived from audited consolidated financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
Total interest income	$8,698	$8,754	$8,320	$7,932	$7,328
Total interest expense	3,899	3,898	3,646	3,180	2,797

Net interest income	4,799	4,856	4,674	4,752	4,531

Provision for loan losses	183	143	1,529	668	272

Net interest income after provision for loan loss	4,616	4,713	3,145	4,084	4,259

Non-interest income
Service charges on deposit accounts	581	615	615	601	562
Mortgage banking operations	80	81	84	106	81
Realized gains on sale of securities	17	—	35	—	25
Other	129	99	128	162	159

Total non-interest income	807	795	862	869	827

Non-interest expense
Salaries and employee benefits	1,658	1,577	1,513	1,855	1,529
Occupancy and equipment	565	570	560	560	571
Other than temporary impairment	76	—	—	—	—
Other	1,102	1,114	1,032	1,034	923

Total non-interest expense	3,401	3,261	3,105	3,449	3,023

Income before income taxes	2,022	2,247	902	1,504	2,063
Provision for income taxes	735	822	290	572	756

Net income	$1,287	$1,425	$612	$932	$1,307

Net income per share
Basic	$0.18	$0.16	$0.09	$0.14	$0.19
Diluted	$0.18	$0.20	$0.09	$0.13	$0.18

Weighted average number of shares outstanding
Basic	7,008,971	8,993,838	6,929,474	6,876,336	6,853,240
Diluted	7,176,577	7,191,755	7,173,914	7,176,336	7,156,948

Return on average equity	9.36%	10.35%	4.59%	7.17%	10.30%
Return on average assets	1.05%	1.15%	0.52%	0.82%	1.19%

Net interest margin	4.38%	4.28%	4.25%	4.59%	4.44%
Efficiency ratio	60.67%	56.91%	56.09%	61.36%	56.42%

Allowance for loan losses to total loans	1.46%	1.52%	1.63%	1.41%	1.29%
Net charge-offs to avg loans (annualized)	0.37%	0.60%	0.63%	0.13%	0.02%
Nonperforming loans to total loans	0.41%	0.49%	0.72%	0.90%	0.31%
Nonperforming assets to total assets	0.32%	0.41%	0.62%	0.78%	0.27%